Exhibit 99.1
PRESS RELEASE

UNION NATIONAL FINANCIAL CORPORATION ANNOUNCES CHARGE AGAINST EARNINGS OF $370,000

Lancaster, Pennsylvania, July 3, 2008. Union National Financial Corporation (OTCBB: UNNF), the parent company of Union National Community Bank, has announced that it will incur a one-time charge of $370,000 against its earnings for the quarter ended June 30, 2008. In connection with the charge, the bank, through an internal investigation, has identified certain loans which were fraudulently or otherwise improperly made by one former employee. Although the investigation and the potential for recovery is ongoing, Union National currently estimates that in the eventuality that no recovery is possible its maximum exposure is $370,000.

This activity was limited to one former employee. There does not appear to be any additional losses which include the involvement of any other employees or outside individuals.

Management is evaluating the impact of this incident on its current controls and procedures and will implement any changes necessary to address the issues raised by this isolated event. The appropriate governmental authorities have been notified and the bank is cooperating fully with respect to the authorities’ investigation. The bank states that it continues to pursue all available avenues for collection of the loss including available insurance.

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for 155 years. The bank has approximately $490 million of assets, $372 million of deposits, and $370 million of loans as June 30, 2008. The bank operates ten retail offices in Lancaster County.

For Further Information, Please Contact:
Mark D. Gainer, Chairman/CEO/President
Union National Financial Corporation
570 Lausch Lane, Suite 300
Lancaster, PA 17601
(717) 519-8630

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.